Exhibit 99.2

Cascade Microtech

2005 Third Quarter Conference Call

October 25, 2005

Operator:

Welcome to the Cascade Microtech 2005 third quarter conference call. At this time, all participants are in a listen-only mode. Later, instructions will be given for the question and answer session. As a reminder, this conference is being recorded today, and will be available for replay. I would now like to turn the call over to Eric Strid, Chairman and Chief Executive Officer of Cascade Microtech; please go ahead Mr. Strid.

Eric:

Thank you, operator, and welcome everyone to Cascade Microtech’s third quarter 2005 earnings release conference call. We are very pleased to be with you today for our call. As you can see, we had another solid quarter with revenues up 11% year-over-year and 4% sequentially as we continued to execute our strategies to profitably grow our business. . For the third quarter of 2005, we reported diluted earnings per share of 18 cents on 11.9 million shares.

Joining me today is Steven Sipowicz, our Chief Financial Officer. This call will begin with prepared remarks by management and then we’ll open the call to your questions.

Before we begin, you should all be aware that we shall be commenting today on our business outlook and will make other forward-looking statements based on our current expectations. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. I’d refer you to the press release we issued earlier today for a description of factors that could cause actual results to differ materially from those forecast. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

With that said, I will now turn the call over to Steve Sipowicz, our Chief Financial Officer, who will provide further details regarding our quarterly results and financial outlook.

Steve:

Thanks, Eric.  I am pleased to report the financial results for the third quarter of 2005.

Let’s begin with the income statement.

Revenue for the third quarter was $19.0 million, at the top of our guidance range and up 11% year over year. Our third quarter revenue was made up of $16.5 million from Engineering Products, up 6% year-over-year and 3% sequentially and $2.5 million from Production Probes, up 63% year-over-year and 9% sequentially.

Overall, our Book-to-Bill ratio was below one in Q3 due to a decline in Engineering Products division bookings. Our outlook for Q4 bookings, however, is positive and our bookings funnel continues to be strong.

Our Production probe division book-to-bill was very strong. Bookings for the quarter exceeded our expectations. Our existing customer base are ordering probe cards in higher volumes and the outlook is very positive.

International revenues were $12.4 million in Q3, compared to $12.6 million in Q2 and $10.1 million in Q3 of last year. The international portion of revenues in Q3 was 65%, compared to 69% in Q2 and 59% in Q3 of last year.  We are seeing an overall trend to an increasing percentage of international sales reflecting the shift to higher international semiconductor process R&D investments.

Gross margin for the third quarter was 46.7%, down from 47.2% in the second quarter. Although we expected the gross margin for the third quarter to be flat compared to Q2 ,we had a slightly less favorable product and geographic mix with a higher volume of lower margin 8 inch shipments and a higher mix of new probe card designs. During the quarter we saw strong sales of 8’inch units as more IDM’s continued to develop new processes to extend the productive life of their fabs.

R&D expense for the third quarter of 2005 was up in dollar terms but flat with Q2 as a percentage of revenue at 9%. SG&A costs decreased to $4.9million or 26% of revenue down from $5.2 million or 28% of revenue in the second quarter of 2005 primarily due to lower sales and marketing costs related to geographic mix of revenues and less tradeshow activity.

Overall, Operating profit for the third quarter of 2005 increased to $2.2 million or 11% of revenue from $1.8 million in the second quarter or 10% of revenue.

Other income for the third quarter was $258,000, compared to $1 million in Q2 which included settlement income of $700,000 from a service provider.

The effective tax rate for the third quarter was much lower than expected at 12%, as a result of higher non-taxable income, applicable R&E tax credits, and utilization of foreign tax loss carry-forwards.

Net income for the third quarter was $2.1 million compared to $2.2 million in the second quarter of 2005 and $1.4 million in the third quarter of 2004.

EPS for the third quarter was at the high end of our guidance range. Our actual EPS for Q3 was $0.18 cents on 11.9 million shares compared with 19 cents in Q2 on 11.7 million shares and 17 cents on 8.3 million shares in Q3 of 2004.

Turning to the Balance Sheet:

Our balance sheet continued to strengthen in the third quarter. Cash and investment balances at September 30, 2005 were $51.1 million compared to $49.7 million at the end of the second quarter of 2005; an increase of $1.4M.

Net cash generated by operations for the third quarter was $1.2 million and net cash invested in fixed assets, patents and other was $0.8million. In addition, we received approximately $1.0million, net, from financing activities, primarily the exercise of stock options and the issuance of shares under our Employee Stock Purchase Plan.

Based on average balances throughout the quarter, DSO’s for Q3 were 81 days compared to 72 days for the second quarter. Shipments were less linear during the quarter compared to Q2 resulting in higher receivables balances. Collections since the end of the quarter have been strong and we expect DSO’s to return to lower levels in the fourth quarter. Despite the increase in receivables we continued to generate cash in the third quarter and improved our inventory turns to 3.9 in Q3 compared to 3.6 at the end of the second quarter of 2005.

Headcount at September 30, 2005 was 287, up from 284 at the end of June. We expected headcount to increase to around 290 by the end of September as we replaced some open positions and began to add personnel to position the company for future growth in both divisions. We are continuing to recruit and expect to have approximately 295 by the end of December 2005.

Our financial outlook for the fourth quarter of 2005 is as follows:

Based on the current backlog and anticipated bookings, Cascade anticipates that fourth quarter 2005 revenues will be in the range of $18.8 million to $20.0 million compared to $19.0 million in the third quarter of 2005 and $18.4 million in the fourth quarter of 2004. We expect that diluted earnings per share for the fourth quarter will be in the range of $0.15 to $0.20 on 12.0 million shares compared to $0.18 cents on 11.9 million shares in the third quarter of 2005 and  $0.19 cents on 9 million shares in the fourth quarter of 2004..

We expect gross margin for the fourth quarter to be higher than the third quarter of 2005 with a more favorable product and geographic mix of business in both divisions. We expect a higher mix of 300 mm systems, new product sales and higher probe card reorders in Q4.

R&D expenses should be up in dollar terms but in line as a percentage of revenue compared to the third quarter as we continue to accelerate certain product launches. Similarly, S,G&A costs should be up in dollar terms but in line as a percentage of revenue compared to the third quarter due to higher sales activity and continuing public company costs.

Other income is estimated at approximately $250,000 to reflect the interest income on the cash and investment balances.

We expect the effective tax rate for the fourth quarter of 2005 to be approximately 20%.

We expect the fully diluted share count in the fourth quarter of 2005 to be approximately 12 million shares and we expect that diluted earnings per share for the fourth quarter will be in the range of 15 cents to 20 cents.

I shall now turn the call back over to Eric.

Eric:

Thanks Steve.

In the third quarter we grew revenues to $19.0M, a post-2001 record.

Our engineering products division revenues were strong at 16.5M. The relative industry equilibrium in semiconductor supply and demand has continued to provide a good environment for device company profitability. This has enabled consistent new process and product R&D, along with associated spending on R&D tools. We are experiencing R&D tool bookings to be generally consistent in worldwide total, although the regional and account mix is correlated with the performance of specific device companies.

Our total engineering product bookings were less than billings. Our bookings funnel,however, continues to be strong and we expect higher systems bookings in Q4.

Our systems revenue grew in the third quarter, due to higher revenues from 8 inch systems. The increase in 8 inch systems is apparently driven by continuing process developments at 8 inch fabs. We find that there are many process shrinks on 8 inch wafers due to the much lower fab investments required compared to setting up a 300-mm line. Consequently, we expect sales of 8 inch probing systems to remain important for a long time. Overall, we believe that our engineering business will continue to correlate with semiconductor R&D spending..

In our engineering business, the main drivers are new process developments and new device developments. Currently, all of the major IDMs, foundries, and consortia are developing processes for 90, 65, or 45 nm devices—and they all have one or more of our engineering probers.

The development cost of a state of the art 90nm logic process is about $1B, and each new generation costs around 30% more to develop. This is due to increasing complexities of smaller devices packed more closely, more types of devices on each chip, and more layers of metal to interconnect those devices. These processes must increasingly incorporate new materials, such as hi-K gate dielectrics, metal gates, strained Si, copper interconnects, and low-K inter-metal dielectrics. We see this increasing chip complexity as a continuing positive trend driving our engineering business.

Our engineering probing tools continue to lead the industry in terms of performance, helping us to gain and maintain high market share. These electrical metrology systems are used for process characterization, device characterization and modeling, reliability studies, and yield and failure analyses.

In the future we expect a continuation of semiconductor technology developments toward smaller, faster, cheaper devices and the attendant challenges for R&D and production. We expect semiconductor R&D spending to continue to generally track worldwide device revenues, and we expect a continued gradual trend toward 300mm fab investments.

In early April we announced our new Pureline option for our 200- and 300-mm probe systems. This is our latest technology for measurements of ever-smaller voltages and currents. Pureline reduces the measurement effects of common electrical noise sources by >90%, especially from wireless systems. The Pureline technology specifically improves electrical metrology for 65 and 45 nm transistors and evaluations of new high-K gate dielectrics, and we have seen excellent adoption with our major 300-mm customers.

During Q3 we announced our eVue microscopy product, which is a high-performance digital imaging system optimized for probing. eVue provides massive productivity gains for our probing customers, especially for navigating around complex structures on wafers, and eVue further differentiates us from our competitors. We ramped eVue shipments during Q3 for our high-end systems.

During Q3 we also launched the L-series, our first standard product offering in microfluidics. Most of these customers are researching microfluidic chips for biological applications. In addition to electrical connections, microfluidics researchers need to connect tiny tubes for supplying precise quantities of reagents to their bio-chips. The L-series provides massive productivity gains to these customers by providing quick temporary electrical and microfluidic connections, analogous to the productivity gains we provide with some of our semiconductor measurements. Our strategy with the L-series product line is to plant seeds in the research community and to start staking out some intellectual property in this space. We booked our first microfluidics system orders in Q3, but these are not material in our total revenues as yet.

This month we introduced our latest application software package, WINCAL 2006, which is a new version of our popular WINCAL microwave measurement software. WINCAL 2006 has been re-architected for more functionality and flexibility, and it addresses multiple emerging needs in leading-edge microwave metrology.  One emerging theme is microwave measurements in higher complexity devices. Classic measurements typically required one input port and one output port but the emerging need is for 4, 8, or 12 ports. This is not a parallel test like we do with production probe cards; rather, this is for characterization testing of circuits with many input/output ports. WINCAL 2006 provides unique calibration, verification, and testing functions that address these new complex measurements.

PPD

Turning to our Production Probe Division, we achieved another revenue record in Q3, at $2.5M. This is 9% more than last quarter and 63% above Q3 of last year. The growth is primarily from existing accounts, so the mix across major customers and regions was similar to recent quarters. The mix of applications was also similar to the past, being roughly half RF and half non-RF chip applications.

In addition to the record revenue in Q3 the book-to-bill ratio was way above unity for the division. We have shifted gears in our production probe card business. We have been describing our production test customers as highly risk-averse when evaluating a new probe card technology. This will always be true, but our Q3 bookings are a clear indication that our Pyramid probe has passed the phase of production evaluations and application debugging at our major accounts. We have multiple large customers who are now ordering our Pyramid probes for numerous, mainstream, high-volume logic test applications, displacing their historical purchases of cantilever and vertical probe cards. As yet, however, this is only a small portion of their total probe card purchases. As we expected these customers are now planning to test an increasing portion of their chip designs with Pyramid probes. In addition, this quarter’s burst of design activity should produce more production reorders in future periods. Consequently, we expect to continue to grow rapidly at existing customers as well as to grow at new mainstream accounts.

The value propositions driving this bookings growth continue to be the same themes that reduce the cost of production testing. Pyramid probe adoption derives from several advantages over conventional cantilever or vertical cards. For wirebonded chips Pyramid provides a solid solution for increased parallelism in logic test, an application that has become increasingly problematic for conventional probe cards. For smaller and thinner chip pads Pyramid provides consistent electrical contact with less pad damage, especially for chips with low-k dielectrics or requiring higher reliability. The production lifetime of Pyramid cards is typically several times longer than conventional cards, which also decreases tester downtime. And for RF or wireless chip applications Pyramid technology has about ten times the electrical performance of any other production probe card, enabling known-good die measurements for system-in package and RF module applications. Often several of these advantages combine to make a Pyramid probe the probe card of choice. Customers are increasingly describing their cantilever probe card experiences as “too aggravating and too costly”, which is to be expected from a 1970’s technology that is more an art than a science.

Our probe card improvements over the past year add up to some impressive new product capabilities. For example, our Pyramid probe has passed every qualification shootout for wirebonded chips with low-k dielectrics. These are typically at 60 um pitch, which is much denser than vertical or microspring probes can address. As a result, Cascade is the only supplier for new low-k wirebonded parallel-test applications at two major accounts.

As we build larger probe areas and higher complexities, fabrication yields inherently decrease at larger areas, for the same reasons that yields suffer on larger ICs. To address the demand for increasingly parallel logic probe cards we continue to make major yield improvements in the fabrication and assembly of our larger probe cores.

We also continue to extend and refine our high-frequency offerings. For OUR production probe cards, “high-frequency” means 1 to 20 GHz or higher. We have developed a complete, high-performance RF element library for our probe designs, similar to a passive analog circuit library for a silicon chip foundry. This library uniquely allows us to efficiently address probe cards for various RF applications, but especially parallel-test wireless applications such as leading-edge Bluetooth SoCs.

For these and other reasons, we believe that our probe card business is more competitive than ever. We continue to be the only supplier of RF production cards. Our parallelism capability for wirebonded chips now clearly and uniquely exceeds the capabilities of the incumbent cantilever probe cards, resulting in rapid growth of both our new order and repeat order rates for wirebonded parallel-test probe cards. Additionally, we are uniquely well-positioned to address emerging test requirements such as known-good die for multi-chip packages, which require final test on wafer.  There are many probe card suppliers wanting a MEMS probe card product, but it is a very long and expensive road from concept, or even prototype, to profitable revenues.

 In conclusion, on our IPO roadshow we described our leadership position in engineering probing and identified the large production probe card growth opportunities. Our engineering business continues to deliver solid growth and cash flows. Our production probe card business is growing rapidly, has clearly entered mainstream production and is now experiencing new levels of customer demand.

Operator, we shall now open up the call for questions.

AFTER Q&A

Eric:

Thank you, operator.

Finally, I would like to invite you to attend our presentations at two upcoming financial events. On November 8 and 9, we shall present at the AEA Conference in San Diego and on December 8 we shall be at the Lehman Brothers Technology Conference in San Francisco.

In closing, I would like to repeat that we were pleased with our performance in the third quarter of 2005 and we remain optimistic about the remainder of 2005. Once again, many thanks to each of you for joining us today.